UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2005
UCBH Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24947	94-3072450

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Montgomery Street San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 315-2800
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

SIGNATURES

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On September 15, 2005, UCBH Holdings, Inc. (the “Company”) and its newly formed Delaware trust subsidiary, UCBH Capital Trust V (the “Trust”), entered into a Purchase Agreement, pursuant to which it was agreed that the Trust would issue $40 million of initially fixed and then floating interest rate trust preferred securities (the “Trust Preferred Securities”) to Sandler O’Neill & Partners, L.P. The Trust Preferred Securities will be issued and sold in a private placement exempt from registration under the Securities Act of 1933, as amended.
     The Trust Preferred Securities will be redeemable at the Company’s option on or after November 23, 2010. In addition, the Trust Preferred Securities require quarterly distributions by the Trust to the holder(s) of the Trust Preferred Securities at a rate of 5.82% until November 23, 2010, after which time the rate will automatically convert to a floating rate equal to the three-month London Interbank Offered Rates (the “LIBOR”) plus 1.38%, which rate thereafter will be reset quarterly until maturity. The Trust simultaneously issued $1,238,000 of the Trust’s common shares of beneficial interest to the Company.
     The Trust will use the proceeds of the sale of the Trust Preferred Securities to purchase from the Company the aggregate principal amount of $41,238,000 of the Company’s initially fixed and then floating rate junior subordinated debentures (the “Debentures”). The Debentures are expected to be issued on September 22, 2005 pursuant to an Indenture dated as of the same date between the Company and Wilmington Trust Company, as trustee. Like the Trust Preferred Securities, the Debentures will bear interest at a fixed rate of 5.82% until November 23, 2010, after which date the rate will automatically convert to a floating rate equal to the three-month LIBOR plus 1.38%, which rate thereafter will be reset quarterly until maturity. The interest payments by the Company will be used to pay the quarterly distributions payable by the Trust to the holders of the Trust Preferred Securities. However, so long as no event of default, as described below, has occurred under the Debentures, the Company may, from time to time, defer interest payments on the Debentures (in which case the Trust will be entitled to defer distributions otherwise due on the Trust Preferred Securities) for up to twenty (20) consecutive quarters.
     The Debentures will mature on November 23, 2035, but may be redeemed by the Company at its option in whole or in part at any time on or after November 23, 2010, or at its option in whole at any time upon certain events, such as, among other things, a change in the regulatory capital treatment of Debentures causing the income received or accrued thereon by the Trust to be subject to U.S. federal income tax or the interest payable thereon by the Company not to be deductible for U.S. federal income tax purposes, the Trust being deemed to be an investment company, or the Company being unable to treat the Debentures as “Tier 1 Capital” for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System.
     Upon the occurrence of an event of default, the Debentures may be declared immediately due and payable at the election of the Debenture trustee or the holders of not less than 25% of the aggregate principal amount of Debentures then outstanding. Events of default include, among other things, (1) a default by the Company in the payment of any interest on the Debentures when due and payable that continues unremedied for a period of thirty (30) days, except in the case of an election by the Company to defer payments of interest for up to twenty (20) consecutive quarters (which does not constitute an event of default); (2) a default by the Company in the payment of any interest on the Debentures following nonpayment of any such interest for twenty (20) consecutive quarters; (3) a default by the Company in the payment of principal of the Debentures when it becomes due and payable; (4) a default by the Company in the performance, or breach, of certain covenants or agreements in the Indenture which is not cured within ninety (90) days; (5) the entry of a decree or order for relief in respect of the Company in an involuntary bankruptcy, the appointment of a receiver or other similar official for any substantial part of the Company’s property, or the winding-up or liquidation of the Company’s affairs, and such decree, appointment or order remains unstayed and in effect for ninety (90) days; (6) the Company commences a voluntary case under any bankruptcy or similar law, consents to the entry of an order for relief in an involuntary bankruptcy case or to the appointment of a receiver or other similar official for any substantial part of the Company’s property, makes a general assignment for the benefit of creditors, or fails to pay its debts as they become due; and (7) liquidation and dissolution of the Trust except in connection with (i) the distribution of the Debentures to holders of the securities issued by the trust in liquidation of their interests in the trust, (ii) redemption of all the outstanding securities issued by the trust, or (iii) mergers, consolidation or amalgamations as permitted by the Declaration of Trust under which the Trust was formed.
     The Company also has entered into a Guarantee Agreement pursuant to which it has agreed to guarantee the payment by the Trust of distributions on the Trust Preferred Securities, and the payment of the principal amount of the Trust Preferred Securities when due, either at maturity or on redemption.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
     The information set forth in Item 1.01 above is incorporated by reference herein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2005	By:	/s/ Thomas S. Wu
Thomas S. Wu
Chairman, President and Chief Executive Officer